UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2004

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 South Bayshore Drive, PH II, Coconut Grove, Florida (Address of principal executive offices)	33133 (Zip Code)

(305) 441-6901
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

     On October 5, 2004, Spanish Broadcasting System, Inc. (“SBS”) entered into a merger agreement with Infinity Media Corporation (“Infinity”), Infinity Broadcasting Corporation of San Francisco (“Infinity SF”) and SBS Bay Area, LLC, a wholly-owned subsidiary of SBS (“SBS Bay Area”), pursuant to which Infinity SF will merge with and into SBS Bay Area, and SBS Bay Area will be the surviving entity. Upon the closing of the merger, SBS Bay Area will continue to be a wholly-owned subsidiary of SBS and will acquire all of the rights and obligations of Infinity SF, including the Federal Communications Commission (“FCC”) license of Infinity SF for radio station 93.3 FM, serving the San Francisco, California market. In connection with the merger agreement, in exchange for all of the outstanding shares of capital stock of Infinity SF, SBS will issue to Infinity (i) an aggregate of 380,000 shares of the Series C convertible preferred stock (the “Series C preferred stock”), which are convertible into shares of the Class A common stock of SBS; and (ii) a warrant to purchase an additional 190,000 shares of the Series C preferred stock at an exercise price of $300 per share. The merger agreement contains customary representations and warranties and the closing of the merger is subject to certain conditions including receipt of regulatory approval from the FCC, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and consent of SBS’s stockholders. Although SBS intends for the merger to close upon satisfaction of the conditions, there cannot be any assurance that the merger will be completed in a timely manner or at all.

     The Series C preferred stock of SBS to be issued upon consummation of the merger will be issued pursuant to the terms and conditions of a certificate of designation. Upon conversion, each share of Series C preferred stock will convert into twenty fully paid and non-assessable shares of Class A common stock, which shares will be exempt from registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering. The shares of Series C preferred stock issuable at the closing of the merger will be convertible into 7,600,000 shares of Class A common stock, subject to adjustment, and the Series C preferred stock issuable upon exercise of the warrant, will be convertible into an additional 3,800,000 shares of Class A common stock, subject to adjustment.

     There is no material relationship, other than in respect of the merger transaction and other related agreements, between SBS and SBS Bay Area, on the one hand, and Infinity and Infinity SF or any of their affiliates, or any director or officer of Infinity or Infinity SF, or any associate of any such director or officer, on the other hand.

     The above summary description of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference into this report. The forms of warrant and certificate of designation governing the Series C preferred stock are attached as exhibits to the merger agreement.

Stockholder Agreement

     In addition to the merger agreement, SBS, Infinity and Raúl Alarcón, Jr., entered into a stockholder agreement, whereby, among other rights, Infinity was granted (i) a right of first negotiation in the event that SBS decides to transfer to a third party any radio station that it controls in either the New York or Miami markets, and (ii) in the event Raúl Alarcón, Jr. proposes to transfer a number of his shares, that in the aggregate would result in a change of control, a right of first negotiation and a tag-along right. Raúl Alarcón, Jr. is the Chairman of the Board, Chief Executive Officer and President of SBS and holds a majority of the voting control of the capital stock of SBS.

     The above summary description of the stockholder agreement does not purport to be complete and is qualified in its entirety by reference to the stockholder agreement, which is attached hereto as Exhibit 10.2 and is incorporated by reference into this report.

Registration Rights Agreement

     Each of the shares of Series C preferred stock, the Class A common stock issuable upon conversion and the warrant to be issued to Infinity will be restricted securities, and the holder thereof may not sell, transfer or otherwise dispose of such shares without registration under the Securities Act or an exemption therefrom. In connection with the merger agreement, SBS will also enter into a registration rights agreement with Infinity, pursuant to which, following a period of one year (or earlier if SBS takes certain actions), SBS will file up to three registration statements with the Securities and Exchange Commission (the “SEC”) providing for the registration for resale of the Class A common stock issuable upon conversion of the Series C preferred stock upon demand of Infinity. Under the terms of the registration rights agreement, SBS has also agreed to grant “piggyback” registration rights to Infinity for registered offerings which include the sale of shares by Raúl Alarcón, Jr. Additionally, the registration rights agreement stipulates that SBS will indemnify Infinity against liability arising in connection with the resale of their shares registered in accordance with the terms of the registration rights agreement.

     The above summary description of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement, which is attached as an exhibit to the merger agreement and is incorporated by reference into this report.

Local Marketing Agreement

     On October 5, 2004, SBS Bay Area also entered into a local marketing agreement with Infinity SF, pursuant to which SBS Bay Area is permitted to begin broadcasting its programming on radio station 93.3 FM on the fifth day following the expiration or early termination of any waiting period applicable to the merger agreement under HSR. SBS Bay Area will pay Infinity SF $100,000 per month plus the cost of expenses paid by Infinity SF under the local marketing agreement. The local marketing agreement will terminate upon the closing under, or termination of, the merger agreement.

     The above summary description of the local marketing agreement does not purport to be complete and is qualified in its entirety by reference to the local marketing agreement, which is attached hereto as Exhibit 10.3 and is incorporated by reference into this report.

Barter Agreement and Service Agreement

     On October 5, 2004, SBS also entered into operational agreements with affiliates of Infinity.

     SBS entered into a barter agreement with CBS Broadcasting Inc. (“CBS”) and Viacom Outdoor Inc. (“Viacom”), pursuant to which SBS will provide CBS with advertising airtime on one of its radio stations, in exchange for which, Viacom will provide outdoor displays (such as billboards) promoting SBS radio stations. Each of CBS and SBS will be responsible for producing and providing copies of their respective promotional messages.

     SBS also entered into a service agreement with Infinity Broadcasting Corporation (“IBC”), the parent of Infinity, on October 5, 2004, pursuant to which IBC will (a) instruct Infinity Radio Sales, a division of Interep National Radio Sales, Inc., to include Spanish-language radio stations controlled by SBS when making general market presentations to existing or potential accounts, and (b) cause its national sales group, Infinity Sales and Beyond, to include SBS stations whenever Infinity Sales and Beyond makes presentations to advertisers or potential advertisers or their agencies about the benefit of buying time or sponsorships on a group of radio stations. In consideration for IBC’s services, commencing on the date of the closing under the merger agreement, SBS will make monthly payments to IBC of $100,000, for the first twelve months, and $50,000 per month thereafter, until the third anniversary of the closing.

Section 3 — Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

     The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.03 Material Modifications to Rights of Security Holders.

     SBS is presently authorized under its Third and Amended Certificate of Incorporation to issue 100,000,000 shares of Class A common stock and 50,000,000 shares of Class B common stock. At the closing of the merger, SBS will issue an aggregate of 380,000 shares of Series C preferred stock and a warrant to purchase an additional 190,000 shares of Series C preferred stock at an exercise price of $300 per share. Each share of Series C preferred stock will be convertible into twenty fully paid and non-assessable shares of Class A common stock. Assuming exercise of the warrant and conversion of all of the Series C preferred stock to be held by Infinity into Class A common stock, approximately

51,056,755 shares of Class A common stock and 25,105,150 shares of Class B common stock of SBS would be issued and outstanding. 11,400,000 shares of Class A common stock will be reserved for future issuance to Infinity upon the exercise of the warrant and conversion of the Series C preferred stock to be issued or issuable to Infinity under the merger agreement. The conversion of Series C preferred stock into Class A common stock will not reduce the total amount of authorized common stock. Currently, 39,656,755 shares of Class A common stock and 25,105,150 shares of Class B common stock are issued and outstanding.

     The Series C preferred stock ranks subordinate to the 10 3/4% Series B cumulative exchangeable redeemable preferred stock of SBS. Under the terms of the certificate of designation of the Series C preferred stock, the holders of Series C preferred stock are entitled to a preference over shares of common stock with respect to distributions upon the liquidation, winding-up or dissolution of SBS occurring within four years of the closing of the merger. In the event of a dissolution occurring within four years of the closing under the merger agreement, holders of the Series C preferred stock will be entitled to receive a liquidation preference equal to $0.002 per share, out of assets of SBS, prior and in preference to any distribution to the stockholders of any class of common stock. Additionally, the holders of outstanding Series C preferred stock will be entitled to vote the number of shares as if they have converted their shares into Class A common stock. The certificate of designation also provides that as long as the holders of Series C preferred stock beneficially own the equivalent of 5,700,000 shares of Class A common stock (including Class A common stock issuable upon the conversion of Series C preferred stock), SBS will be restricted to business activities related to broadcast radio and television business, including cable television, unless it obtains prior approval of the holders to enter into or conduct business in other areas of commerce.

     Under the terms of the merger agreement, SBS agreed that between October 5, 2004 and the closing under the merger agreement, it would not declare or pay any dividends, or make any other distributions in respect of the outstanding shares of capital stock of SBS or any of the SBS subsidiaries (other than dividends paid by SBS in respect of its 10 3/4% Series B cumulative exchangeable redeemable preferred stock declared or paid by wholly-owned SBS subsidiaries).

     The above summary description of the certificate of designation does not purport to be complete and is qualified in its entirety by reference to the certificate of designation, which is attached hereto as an exhibit to the merger agreement and is incorporated by reference into this report.

Section 7 — Regulation FD

Item 7.01 Regulation FD Disclosure.

     On October 5, 2004, SBS issued a press release announcing its strategic alliance with Viacom Inc. The press release also provides that SBS entered into a cross-promotional agreement with CBS and Viacom Outdoor. A copy of the press release is attached to this report as Exhibit 99.1. The information set forth under this Item 7.01, including the exhibit hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and

12(a)(2) of the Securities Act. The information contained in this Item 7.01 and in the accompanying exhibits shall not be incorporated by reference into any filing with the SEC made by SBS, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

     The information furnished under this Item 7.01, including the exhibit hereto, shall not be deemed to constitute an admission that such information or exhibit is required to be furnished by Regulation FD or that such information or exhibit contains material information that is not otherwise publicly available.

Section 9 — Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Merger Agreement, dated as of October 5, 2004, among Spanish Broadcasting System, Inc., Infinity Media Corporation, Infinity Broadcasting Corporation of San Francisco and SBS Bay Area, LLC.

10.2	Stockholder Agreement, dated October 5, 2004, among Infinity Media Corporation, Spanish Broadcasting System, Inc. and Raúl Alarcón, Jr.

10.3	Local Marketing Agreement, dated as of October 5, 2004, between Infinity Broadcasting Corporation of San Francisco and SBS Bay Area, LLC.

99.1	Press Release of Spanish Broadcasting System, Inc. dated October 5, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC. (Registrant)
October 12, 2004	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Executive Vice President and Secretary